Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO CHINOOK THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on December 8, 2021 (the “Effective Date”), by and among:

1.	SanReno Therapeutics Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”);
2.	SanReno Therapeutics (Hong Kong) Limited, a limited company incorporated under the laws of Hong Kong and a wholly owned subsidiary of the Company (the “HK Subsidiary”);
3.	each Person set forth in Schedule I attached hereto (each, an “Investor” and collectively, the “Investors”); and
4.

each of the individuals who will join as a party to this Agreement pursuant to Section 14.4, as set forth in Schedule II attached hereto (each an “Ordinary Shareholder” and collectively the “Ordinary Shareholders”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A	The Group (as defined below) intends to engage in the businesses of the research, development, manufacturing, sales and commercialization of products targeting kidney diseases (the “Business”).
B	Chinook Therapeutics, Inc., a Delaware corporation (“Chinook”), and the HK Subsidiary have entered into that certain License Agreement dated as of November 24, 2021 (the “License Agreement”).
C

The Investors have agreed to purchase, severally and not jointly, from the Company, and the Company has agreed to sell to the Investors, certain Series A Preferred Shares (as defined below) for cash payment or the rights granted under the License Agreement, as the case may be, on the terms and conditions set forth in the Series A Preferred Share Purchase Agreement dated as of November 24, 2021, by and among the Company and the Investors (the “Purchase Agreement”).

D	The Purchase Agreement provides that the execution and delivery of this Agreement shall be a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement.
E	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

Shareholders Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.Definitions.

1.1The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means International Financial Reporting Standards as promulgated from time to time by the International Accounting Standards Board (the “IASB”), applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any private equity fund, venture capital fund, financial investment firm, collective investment vehicle or holding company formed for investment purposes now or hereafter existing that is Controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.  For purposes of these Articles, an “Affiliate” of an Investor does not include any Group Company.

“Anti-Corruption Laws” means all anti-corruption and anti-bribery laws and regulations, including the applicable Laws and regulations of the Cayman Islands, the PRC, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering, terrorism, corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Public Official, commercial entity, or any other Person to obtain a business advantage.

“Applicable Securities Laws” means (a) with respect to any offering of securities in the U.S., or any other act or omission within that jurisdiction, the securities laws of the U.S., including the Exchange Act and the Securities Act, and any applicable Law of any state of the U.S., and (b) with respect to any offering of securities in any jurisdiction other than the U.S., or any related act or omission in that jurisdiction, the applicable Laws of that jurisdiction.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, Hong Kong, the PRC or the United States.

“CFC” means a controlled foreign corporation as defined in the Code.

2	Shareholders Agreement

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Chinook” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in the Purchase Agreement.

“Code” means the U.S. Internal Revenue Code, as amended.

“Commission” means (a) with respect to any offering of securities in the U.S., the Securities and Exchange Commission of the U.S. or any other federal agency at the time administering the Securities Act, and (b) with respect to any offering of securities in a jurisdiction other than the U.S., the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.

“Competitor” means [***].

“Contract” means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order or other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Convertible Securities” means any bonds, debentures, notes or other evidences of indebtedness, or any warrants (including the Warrant), shares or any other securities convertible into, exercisable for, or exchangeable for, Ordinary Shares, including Preferred Shares but excluding Options.

“Deemed Liquidation Event” has the meaning given to such term in the Memorandum and Articles.

“Director” means a director serving on the Board and, as applicable, each Subsidiary Board.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

3	Shareholders Agreement

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Frazier” means Frazier Life Sciences X, L.P.

“Fully-Diluted Basis” means the total issued and outstanding Ordinary Shares on a fully diluted basis (assuming full conversion and exercise of all of the issued and outstanding Preferred Shares, the issued or granted options and other incentive equity awards under the Incentive Plan, the issued and outstanding Warrant and other issued and outstanding convertible and exercisable securities).

“Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company and the HK Subsidiary, together with each Subsidiary of any of the foregoing, in each case including the predecessor of such entity, and “Group” refers to all of Group Companies collectively.

“Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Incentive Plan” means the SanReno Therapeutics Holdings Limited share incentive plan to be adopted by the Board and approved by the Shareholders, as amended and restated from time to time.

“Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

“IPO” means the first firm-commitment underwritten public offering by the Company of Ordinary Shares.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any

4	Shareholders Agreement

interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lead Investor” means each of Chinook, Frazier and Pivotal for as long as such Investor, together with its Affiliates, continues to hold at least [***].

“Major Investor” means each Investor that (a) holds, together with its Affiliates, an aggregate of at least [***] Ordinary Shares issued or issuable upon conversion of Preferred Shares or exercise of the Warrant that has become exercisable pursuant to the terms thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date), and (b) is not a [***].

“Memorandum and Articles” means the Memorandum of Association of the Company and the Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Options” means rights, restricted share units, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including without limitation, the Preferred Shares.

“Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of the Company.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“Pivotal” means Greatest Guide Limited.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the Islands of Taiwan.

“Preferred Shares” means the Series A Preferred Shares.

“Public Official” means (a) any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; (b) executive, employee or officer of a public international organization; or (c) director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Qualified IPO” means a firm commitment underwritten public offering of Ordinary Shares, with per share offering price of no less than US$[***] (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date), generating gross proceeds to the Company of no less than US$[***] before deduction of underwriting commissions and expenses.

5	Shareholders Agreement

“Registrable Securities” means (a) the Ordinary Shares issued or issuable upon conversion of the Preferred Shares, (b) the Ordinary Shares issued or issuable upon exercise of the Warrant, (c) any Ordinary Shares of the Company issued or issuable as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (a) or (b) herein, and (d) any Ordinary Shares owned or hereafter acquired by the Investors; excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 14.3.  For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when such Registrable Securities have been disposed of pursuant to an effective Registration Statement.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Statement” means a registration statement prepared on Form F‑1, F-3, S-1, or S-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the U.S.

“Representatives” means, with respect to any Party, such Party’s Affiliates, officers, directors, general partners, members, employees, investment bankers, financial advisors, accountants, legal counsel, consultants, and other agents and representatives.

“Requisite Holders” means the holders of at least [***] of the outstanding Series A Preferred Shares, voting together as a single class.

“Samsara” means Samsara BioCapital, L.P.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls.

“Sanctions” means any national and supranational laws, regulations, decrees, orders, or other acts with force of law of the United States, the United Kingdom, or the European Union, or United Nations Security Council resolutions, concerning trade and economic sanctions including embargoes; the freezing or blocking of assets of targeted Persons; or other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries, including any Laws threatening to impose such trade and economic sanctions on any Person for engaging in proscribed or targeted behavior.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series A Preferred Shares” means the Series A preferred shares, par value US$0.0001 per share, of the Company with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholder” means a holder of any Shares.

“Share Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Securities of the Company representing [***] or more of the outstanding voting power of the Company.

6	Shareholders Agreement

“Shares” means, collectively, Ordinary Shares and Preferred Shares.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Trade Controls” means all U.S. and non-U.S. laws relating to (a) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State, the European Union, HM Treasury of the United Kingdom, any European Union Member State, and the United Nations; (b) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection, the European Union, HM Treasury of the United Kingdom, any European Union Member State, and the United Nations; (c) antiboycott requirements; and (d) the prevention of money laundering.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“United States” or “U.S.” means the United States of America.

“Versant” means Versant Vantage II, L.P.

“Warrant” means that certain Warrant to Purchase Ordinary Shares issued by the Company to Chinook on the Effective Date.

1.2Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Additional Number	Section 7.4(b)
Agreement	Preamble
Approved Sale	Section 11.1
CEO Director	Section 9.1(a)(iv)
Chinook	Recitals
Chinook [***]	Section 9.1(a)(i)
Chinook [***]	Section 9.5
Company	Preamble
Confidential Information	Section 13.6(a)
Co-Sale Notice	Section 10.3(a)
Covered Employee	Section 13.8
Direct U.S. Investor	Section 13.5(c)
Dispute	Section 14.6(a)
Drag Holders	Section 11.1
Effective Date	Preamble
Exempt Registrations	Section 3.5
Exercising Shareholder	Section 10.2(c)(iii)
First Participation Notice	Section 7.4(a)
Frazier [***]	Section 9.1(a)(ii)
Frazier [***]	Section 9.5
Group Affiliates	Section 13.1(b)
HK Subsidiary	Preamble
ICC Rules	Section 14.6(a)
Indirect U.S. Investor	Section 13.5(c)
Investor/Investors	Preamble

7	Shareholders Agreement

Investor Director/Investor Directors	Section 9.1(a)(iii)
Joint [***]	Section 9.5
License Agreement	Recitals
New Securities	Section 7.3
Observer/Observers	Section 9.5
Offered Shares	Section 10.2(a)
Option Period	Section 10.2(c)(i)
Ordinary Shareholder/Ordinary Shareholders	Preamble
Other Restriction Agreements	Section 10.1(f)
Oversubscription Participants	Section 7.4(b)
Participating Investor	Section 7.4(a)
Party/Parties	Preamble
Permitted Transferee and Permitted Transferees	Section 10.1(g)
PFIC Shareholder	Section 13.5(c)
Pivotal [***]	Section 9.1(a)(iii)
Pivotal [***]	Section 9.5
Preemptive Pro Rata Share	Section 7.2
Preemptive Right	Section 7.1
Prohibited Transfer	Section 10.5
Purchase Agreement	Recitals
Restricted Holder	Section 10.1(a)
Restricted Party	Section 13.8
ROFR Pro Rata Share	Section 10.2(c)(ii)
Second Notice	Section 10.2(c)(iii)
Second Participation Notice	Section 7.4(b)
Second Participation Period	Section 7.4(b)
Selling Shareholder	Section 10.3(a)
Shareholder Representative	Section 11.1(g)
Subsidiary Board	Section 9.1(b)
Transfer	Section 10.1(a)
Transfer Notice	Section 10.2(a)
Transferee	Section 10.2(a)
Transferor	Section 10.2(a)
Violation	Section 5.1(a)

1.3Interpretation.  For all purposes of this Agreement, except as otherwise expressly herein provided, (a) words importing the singular number include the plural number and vice versa, (b) words importing the masculine gender include the feminine gender, (c) references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time, (d) unless otherwise specified, all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (e) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision, (f) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (g) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (h) the term “or” is not exclusive, (i) the term “including” will be deemed to be followed by, “without limitation”, (j) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive, (k) the term “day” means “calendar day”,

8	Shareholders Agreement

and “month” means calendar month, (l) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (m) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (n) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (o) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, and (p) all references to “HK$” are to the currency of Hong Kong and all references to “US$” are to currency of the U.S. (and each shall be deemed to include reference to the equivalent amount in other currencies).

2.Demand Registration.

2.1Registration Other Than on Form F-3 or Form S-3.  Subject to the terms of this Agreement, at any time or from time to time after the earlier of (a) the [***] anniversary of the Effective Date or (b) the date that is [***] months after the closing of the IPO, Holders holding [***] or more of the voting power of the then outstanding Registrable Securities held by all Holders may request in writing that the Company effect a Registration of at least [***] of the Registrable Securities then outstanding (or a lesser percentage if the anticipated aggregate offering price, net of underwriting discounts and commissions, is in excess of US$[***]).  Upon receipt of such a request, the Company shall (x) within ten (10) days after the date such request is given, give written notice of the proposed Registration to all other Holders and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within thirty (30) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction as the Initiating Holders may request.  The Company shall be obligated to consummate no more than two (2) Registrations pursuant to this Section 2.1 that have been declared and ordered effective.

2.2Registration on Form F‑3 or Form S-3.  The Company shall use its reasonable best efforts to qualify for registration on Form F-3 or Form S-3.  Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), Holders of at least [***] of the Registrable Securities then outstanding may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission.  Upon receipt of such a request, the Company shall (a) within ten (10) days after the such request is given, give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within thirty (30) days after the Company’s delivery of written notice, to be

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Registered and qualified for sale and distribution in such jurisdiction.  The Company shall be obligated to consummate no more than two Registrations that have been declared and ordered effective within any twelve (12)-month period pursuant to this Section 2.2.

2.3Right of Deferral.

(a)The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(i)if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within sixty (60) days of receipt of that request; provided that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within sixty (60) days of receipt of that request; provided, further, that the Holders are entitled to join such Registration in accordance with Section 3 (other than an Exempt Registration);

(ii)during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company other than an Exempt Registration; provided that the Holders are entitled to join such Registration in accordance with Section 3;

(iii)in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction; or

(iv)with respect to the registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the U.S.), if Form F-3 or Form S-3 is not available for such offering by the Holders, or if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$[***].

(b)If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided that the Company may not utilize this right for more than ninety (90) days on any one occasion or more than once during any twelve (12)-month period; provided, further, that the Company may not Register any other its Securities during such period (except for Exempt Registrations).

2.4Underwritten Offerings.

(a)If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities

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in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2.1 and Section 2.2.  In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwritten offering by the Company and reasonably acceptable to the holders of at least [***] of the voting power of all Registrable Securities proposed to be included in such Registration; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities, or provide any information or documentation, except as such representations, warranties, indemnitees, information or documentation relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder.  Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company and Holders of Registrable Securities that otherwise would be underwritten pursuant hereto that marketing factors (including the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or Section 2.2, the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other Equity Securities are first entirely excluded from the underwriting; provided, further, that any Initiating Holder shall have the right to withdraw its request for Registration from the underwriting by written notice to the Company and the underwriters delivered at least ten days prior to the effective date of the Registration Statement, and such withdrawal request for Registration shall not be deemed to constitute one of the Registration rights granted pursuant to Section 2.1 or Section 2.2, as the case may be.  If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten days prior to the effective date of the Registration Statement.  Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

(b)For purposes of Sections 2.1 and 2.2, a Registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions therein, fewer than [***] of the total number of Registrable Securities that Holders have requested to be included in such Registration Statement are actually included.

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3.Piggyback Registrations.

3.1Registration of the Company’s Securities.  Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities (except for Exempt Registrations or a registration relating to a demand pursuant to Section 2.1 or Section 2.2), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within thirty (30) days after delivery of such notice, the Company shall, subject to the provisions of Section 2.4, use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder.  If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

3.2Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein.  The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3Underwriting Requirements.

(a)In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other Equity Securities (other than securities to be registered or sold by the Company) are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced below [***] of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the

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determination described above and no other shareholder’s securities are included in such offering.

(b)If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten days prior to the effective date of the Registration Statement.  Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration.

3.4No Limitation.  There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.  Registration pursuant to this Section 3 shall not be deemed to be a demand registration as described in Section 2.

3.5Exempt Registrations.  The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (a) relating solely to the sale of securities to participants in the Incentive Plan, (b) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable), or (c) relating to a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered (collectively, “Exempt Registrations”).

4.Registration Procedures.

4.1Registration Procedures and Obligations.  Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(a)prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding at least [***] in voting power of the Registrable Securities Registered thereunder, keep the Registration Statement effective until the distribution thereunder has been completed;

(b)prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Laws with respect to the disposition of all securities covered by the Registration Statement;

(c)furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the selling Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

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(e)in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering;

(f)promptly notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws of (i) the issuance of any stop order by the Commission, or (ii) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with law, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with law;

(g)furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, and (ii) comfort letters dated as of (x) the effective date of the registration statement covering such Registrable Securities, and (y) the date of the sale as contemplated in Rule 159 under the Securities Act, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(h)otherwise comply with all applicable rules and regulations of the Commission to the extent applicable to the applicable registration statement and use its reasonable best efforts to make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than forty-five (45) days after the end of a twelve (12)-month period (or ninety (90) days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such registration statement, which statement shall cover such twelve (12)-month period, subject to any proper and necessary extensions;

(i)provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;

(j)cooperate with each Holder of Registrable Securities covered by the Registration Statement and each underwriter or agent participating in the disposition of such

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Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(k)take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or, in connection with an IPO, the primary exchange on which the Company’s securities will be traded;

(l)notify each selling Holder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed; and

(m)after such Registration Statement becomes effective, notify each selling Holder of any request by the Commission that the Company amend or supplement such Registration Statement or prospectus.

4.2Information from Holder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3Expenses of Registration. All expenses, other than the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, not to exceed US$[***], shall be borne by the Company.  The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 if the Registration request is subsequently withdrawn at the request of the Holders holding at least [***] of the voting power of the Registrable Securities requested to be Registered by all Holder in such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration) unless the Holders of at least [***] of the voting power of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one demand registration pursuant to Section 2.1 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one such demand registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and the Company shall pay any and all such expenses.

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5.Registration-Related Indemnification.

5.1Company Indemnity.

(a)To the maximum extent permitted by Law, the Company will indemnify and hold harmless each selling Holder, such selling Holder’s partners, officers, directors, shareholders, members, and legal counsel and accountants, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such selling Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (ii) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws.  The Company will reimburse, as incurred, each such selling Holder, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such selling Holder, such selling Holder’s partners, officers, directors, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such selling Holder or underwriter.

5.2Holder Indemnity.

(a)To the maximum extent permitted by Law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors and officers who have signed the Registration Statement, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by such selling Holder expressly for use in connection with such Registration; and each such selling Holder will

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reimburse, as incurred, any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action.  No Holder’s liability under this Section 5.2 (when combined with any amounts paid by such Holder pursuant to Section 5.4) shall exceed the net proceeds received by such Holder from the offering of securities made in connection with that Registration, except in the case of fraud or willful misconduct by such Holder.

(b)The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the selling Holder (which consent shall not be unreasonably withheld or delayed).

5.3Notice of Indemnification Claim.  Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties.  An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.4Contribution.  If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent

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such statement or omission; provided, however, that, in any such case: (a) no Holder will be required to contribute any amount (after combined with any amounts paid by such Holder pursuant to Section 5.2) in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, except in the case of fraud or willful misconduct by such Holder; and (b) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

5.5Underwriting Agreement.  To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6Survival.  Unless superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement and otherwise shall survive the termination of this Agreement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

6.Additional Registration-Related Undertakings.

6.1Reports under the Exchange Act.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(a)make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following 90 days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c)at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant

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to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed).

6.2Limitations on Subsequent Registration Rights.  From and after the Effective Date, the Company shall not, without the written consent of the Requisite Holders, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (a) to include such Equity Securities in any Registration filed under Section 2 or Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (b) to demand Registration of their Equity Securities, or (c) cause the Company to include such Equity Securities in any Registration filed under Section 2 or Section 3 on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders of Registrable Securities.

6.3“Market Stand-Off” Agreement.  Each holder of Registrable Securities agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed [***] days from the date of such final prospectus, (a) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company owned immediately prior to the date of the final prospectus relating to the IPO (other than those included in such offering), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise; provided, however, that the forgoing provisions of this Section 6.3 (i) shall apply only to the IPO; (ii) shall not apply to any securities of the Company (x) sold to an underwriter pursuant to any underwriting agreement, (y) acquired by a Holder participating in, whether or not pursuant to an underwriting agreement, a private placement that is concurrent with the IPO or (z) acquired by a Holder in the open market at any time on or after the IPO; (iii) shall not apply to transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value; (iv) shall not be applicable to any Holder unless all directors, officers and all other holders of at least one percent (1%) of the outstanding share capital of the Company (calculated on an as-converted to Ordinary Share basis) must be bound by restrictions at least as restrictive as those applicable to any such Holder pursuant to this Section 6.3; and (v) shall not apply to transfers by the Holder of Registerable Securities to their respective Affiliates so long as the transferees enter into the same lockup agreement. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such Registration that are consistent with this Section 6.3. Any discretionary waiver or termination of the restrictions of any or all of such agreements and similar agreements by the Company or the underwriters shall apply pro rata to all Holders of Registrable Securities that are subject to such agreements, based on the number of shares subject to such agreements and similar agreements. In order to enforce the foregoing

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covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

6.4Termination of Registration Rights.  The registration rights set forth in Section 2 and Section 3 shall terminate on the earlier of (a) the date that is [***] years from the date of closing of an IPO, (b) with respect to any Holder, the date on which such Holder may sell all of such Holder’s Registrable Securities under Rule 144 of the Securities Act in any ninety (90)-day period without any limitation, and (c) the closing of a Deemed Liquidation Event, in which the consideration received by such Holders in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities, or if such Holders receive registration rights from the acquiring company or other successor to the Company reasonably comparable to those set forth in this Agreement.

6.5Exercise of Ordinary Share Equivalents.  Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares as of the effective date of the applicable Registration Statement, but the Company shall cooperate and facilitate any such exercise, conversion or exchange as requested by the applicable Holder.

6.6Intent.  The provisions of Sections 2 through 6 are drafted primarily in contemplation of an offering of securities in the U.S.  The parties recognize, however, the possibility that securities may be qualified or registered for offering to the public in a jurisdiction other than the U.S. where registration rights have significance or that the Company might effect an offering in the U.S. in the form of American Depositary Receipts or American Depositary Shares.  Accordingly:

(a)it is their intention that, whenever this Agreement refers to a Law, form, process or institution of the U.S. but the parties wish to effectuate qualification or registration in a different jurisdiction where registration rights have significance, reference in this Agreement to the Laws or institutions of the U.S. shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

(b)it is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Ordinary Shares unless arrangements have been made reasonably satisfactory to the Requisite Holders to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the U.S. as if the Company had listed Ordinary Shares in lieu of such derivative securities.

7.Preemptive Right.

7.1General.  The Company hereby grants to each Major Investor the right of first offer to purchase such Major Investor’s Preemptive Pro Rata Share (as defined below) and any oversubscription, as provided below, of all (or any part) of any New Securities (as defined below) that the Company may from time to time issue after the Effective Date (the “Preemptive Right”). Each Major Investor shall be entitled to apportion the right of first offer hereby

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granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates; provided that each such Affiliate (x) is not a Competitor, unless such Affiliate’s purchase of New Securities is otherwise unanimously consented to by the Board and (y) agrees to enter into this Agreement (provided that any Competitor shall not be entitled to any rights as a Major Investor under this Agreement).

7.2Preemptive Pro Rata Share. An Investor’s “Preemptive Pro Rata Share” for purposes of the Preemptive Rights is the ratio of (a) the number of Ordinary Shares issued or issuable upon conversion of Preferred Shares or exercise of the Warrant, if applicable, that has become exercisable pursuant to the terms thereof held by such Major Investor (such Ordinary Shares, the “Major Investor Shares”) to (b) the total number of Ordinary Shares on a Fully-Diluted Basis immediately prior to the issuance of New Securities giving rise to the Preemptive Rights.

7.3New Securities.  For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the Effective Date, except for Excluded Securities (as such term is defined in the Memorandum and Articles).

7.4Procedures.

(a)First Participation Notice.  In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Major Investor written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities.  Each Major Investor shall have twenty (20) Business Days from the date of receipt of any such First Participation Notice to agree in writing to purchase up to such Major Investor’s Preemptive Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased, which shall not exceed such Major Investor’s Preemptive Pro Rata Share (such Investor, the “Participating Investor”).  If any Major Investor fails to so respond in writing within such twenty (20) Business Day period, then such Major Investor shall forfeit the right hereunder to purchase its Preemptive Pro Rata Share of such New Securities, but shall not be deemed to forfeit any right with respect to any other issuance of New Securities.

(b)Second Participation Notice; Oversubscription.  If any Major Investor fails or declines to exercise its Preemptive Rights in accordance with Section 7.4(a), the Company shall promptly give written notice (the “Second Participation Notice”) to the Participating Investors who exercised in full their Preemptive Rights (the “Oversubscription Participants”) in accordance with Section 7.4(a).  Each Oversubscription Participant shall have ten (10) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Preemptive Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”).  Such notice may be made by telephone if confirmed in writing within two Business Days.  If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each Oversubscription Participant will be cut back by the Company with respect to its oversubscription to such number of remaining New Securities equal to the lesser of (i) the Additional Number and (ii) the product obtained by multiplying (A) the number of the remaining New Securities available for oversubscription by (B) a fraction, the numerator of

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which is the number of the Major Investor Shares held by such Oversubscription Participant and the denominator of which is the total number of the Major Investor Shares held by all the Oversubscription Participants.

7.5Failure to Exercise.  Upon the expiration of the Second Participation Period, or in the event no Major Investor exercises the Preemptive Rights within twenty (20) Business Days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to complete the sale of the New Securities described in the First Participation Notice with respect to which the Preemptive Rights hereunder were not exercised at the same or higher price and upon non‑price terms not more favorable to the purchasers thereof than specified in the First Participation Notice.  In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Major Investors pursuant to this Section 7.

8.Information and Inspection Rights.

8.1Delivery of Financial Statements.  The Group Companies shall deliver to each Major Investor the following documents or reports:

(a)within one hundred twenty (120) days after the end of each fiscal year of the Company starting from the fiscal year ending on December 31, 2022, a consolidated income statement and statement of cash flows for the Company for such fiscal year and a consolidated balance sheet for the Company as of the end of the fiscal year, audited and certified by an internationally reputable firm of independent certified public accountants acceptable to the Board, unless the Board determines not to require such financial statements to be audited for any particular fiscal year, and a management report including a comparison of the financial results of such fiscal year with the corresponding annual budget, all prepared in English and in accordance with the Accounting Standards consistently applied throughout the period;

(b)within forty-five (45) days of the end of each of the first three fiscal quarters, a consolidated unaudited income statement and statement of cash flows for such quarter and a consolidated balance sheet for the Company as of the end of such quarter, and a comparison of the financial results of such quarter with the corresponding quarterly budget, all prepared in English and in accordance with the Accounting Standards consistently applied throughout the period (except for customary year-end adjustments and except for the absence of notes)

(c)within forty-five (45) days of the end of each of the first three fiscal quarters, a statement showing the number of shares of each class and series and securities convertible into or exercisable for shares of the Company outstanding at the end of the period, Ordinary Shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Ordinary Shares and the exchange ratio or exercise price applicable thereto, and the number of shares of issued options and options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company;

(d)an annual budget and strategic plan within thirty (30) days prior to the beginning of each fiscal year, setting forth (i) the projected balance sheets, income statements and statements of cash flows for each month during such fiscal year of each Group Company,

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(ii) projected detailed budgets for each such month, (iii) any dividend or distribution projected to be declared or paid, (iv) the projected incurrence, assumption or refinancing of indebtedness, and (v) all other material matters relating to the operation, development and business of the Group Companies;

(e)copies of all documents or other information sent to all other shareholders; and

(f)as soon as practicable, any other information reasonably requested by any such Major Investor.

8.2Inspection Rights.  Each Major Investor shall have the right, at its own expenses, to reasonably inspect facilities, properties, records and books of each Group Company at any time during regular working hours on reasonable prior notice to such Group Company and the right to discuss the business, operation and conditions of a Group Company with any Group Company’s officers.

9.Election of Directors.

9.1Board of Directors.

(a)The Company shall have, and the Parties hereto agree to cause the Company to have, a Board consisting of [***] Directors, comprised of the following:

(i)for as long as Chinook, together with its Affiliates, continues to hold at least [***] of Series A Preferred Shares purchased by Chinook under the Purchase Agreement or an equivalent amount of Ordinary Shares issued upon conversion thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date), [***] designated, appointed, removed, replaced and reappointed by Chinook (the “Chinook [***]”), who shall initially be [***];

(ii)for as long as Frazier, together with its Affiliates, continues to hold at least [***] of Series A Preferred Shares purchased by Frazier under the Purchase Agreement or an equivalent amount of Ordinary Shares issued upon conversion thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date), [***] designated, appointed and removed by Frazier (the “Frazier [***]”), who shall initially be [***];

(iii)for as long as Pivotal, together with its Affiliates, continues to hold at least [33%] of Series A Preferred Shares purchased by Pivotal under the Purchase Agreement or an equivalent amount of Ordinary Shares issued upon conversion thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date), [***] designated, appointed and removed by Pivotal (the “Pivotal [***]” and collectively with the Chinook [***] and the Frazier [***], collectively the “Investor Directors” and each an “Investor Director”), who shall initially be [***];

(iv)one (1) Director designated, appointed and removed by the Requisite Holders, who shall be the then-current chief executive officer of the Company (the “CEO Director”), initially vacant; and

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(v)one (1) Director designated, appointed and removed by the Requisite Holders, who shall not be an Affiliate with, and shall be acceptable to, the Company and each Lead Investor, initially vacant.

(b)Upon approval by the Board, including the Investor Directors, each other Group Company shall, and the Parties hereto shall cause each Group Company to, (i) have a board of directors or similar governing body (the “Subsidiary Board”), (ii) the authorized size of each Subsidiary Board at all times be the same authorized size as the Board, and (iii) the composition of each Subsidiary Board to at all times consist of the same persons as Directors as those then on the Board.

9.2Vote to Increase Authorized Ordinary Shares. Each Shareholder agrees to vote or cause to be voted all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized Ordinary Shares from time to time to ensure that there will be sufficient Ordinary Shares available for conversion of all of the Preferred Shares outstanding at any given time.

9.3Voting Agreements.

(a)With respect to each election of Directors, each holder of voting securities of the Company shall vote at each meeting of shareholders of the Company, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of the voting securities of the Company now or hereafter directly or indirectly owned (of record or beneficially) by such holder, or over which such holder has voting control, from time to time and at all times as may be necessary (i) to keep the authorized size of the Board at [***] Directors, (ii) to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated or appointed pursuant to Section 9.1, and (iii) against any nominees not designated or appointed pursuant to Section 9.1.

(b)Any Director designated or appointed pursuant to Section 9.1 may be removed from the Board, either for or without cause, only upon the vote or written consent of the Person or group of Persons then entitled to designate or appoint such Director pursuant to Section 9.1, and the Parties agree not to seek, vote for or otherwise effect the removal of any such Director without such vote or written consent.  Any Person or group of Persons then entitled to designate or appoint any individual to be elected as a Director shall have the exclusive right at any time or from time to time to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position or any other vacancy therein, and each other Party agrees to cooperate with such Person or group of Persons in connection with the exercise of such right.  Each holder of voting securities of the Company agrees to always vote at a meeting of the members of the Company, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of the voting securities of the Company now or hereafter directly or indirectly owned (of record or beneficially) by such holder, or over which such holder has voting control in support of the foregoing.

(c)The Company and each other Group Company shall take such action, and each other Party agrees to take such action, as is necessary to cause the election or appointment to the Board and each Subsidiary Board of each Director designated or appointed to serve on the Board pursuant to Section 9.1.  Upon a removal or replacement of such Director

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from the Board or any Subsidiary Board in accordance with Section 9.3(b), the Company and each other Group Company agrees to take such action, and each other Party agrees to take such action, as is necessary to cause the removal of such Director from the Board and such Subsidiary Board.

(d)No Shareholder, nor any Affiliate of any Shareholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

9.4Board Meetings; Quorum.  The Board and each Subsidiary Board shall hold no less than one (1) board meeting during each fiscal quarter unless otherwise agreed upon by a vote of the majority of the Directors (which must include the approval of each Investor Director).  A meeting of the Board and each Subsidiary Board shall only proceed where there are present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) a majority of all Directors of such Group Company then in office (provided that such majority includes each Investor Director), and the Parties shall cause the foregoing to be the quorum requirements for the Board and each Subsidiary Board.  Notwithstanding the foregoing, if written notice of the board meeting has been duly delivered to all members of the Board or the applicable Subsidiary Board five (5) Business Days prior to the scheduled meeting in accordance with the notice procedures under the Charter Documents of the applicable Group Company, and the number of Directors or directors required to be present under this Section 9.4 for such meeting to proceed is not present within one (1) hour from the time appointed for the meeting solely because of the absence of an Investor Director, each holder of voting securities of the Company, or the applicable Group Company, as the case may be, shall procure that the Directors or directors present at the meeting shall adjourn the meeting to the same day one (1) week later, at the same time and place or to such other day, time or place as such Directors may determine, with written notice delivered to all Directors two (2) Business Days prior to the adjourned meeting in accordance with the notice procedures under the Charter Documents of the applicable Group Company.  If at the adjourned meeting, the number of Directors required to be present under this Section 9.4 for such meeting to proceed is not present within one (1) hour from the time appointed for the meeting solely because of the absence of any Investor Director, then the presence of such Investor Director shall not be required at such adjourned meeting solely for purpose of determining if a quorum has been established.

9.5Observers.  For as long as Chinook, together with its Affiliates, continues to hold at least [***] of Series A Preferred Shares purchased by Chinook under the Purchase Agreement or an equivalent amount of Ordinary Shares issued upon conversion thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date), Chinook shall be entitled to appoint [***] (the “Chinook [***]”) to attend all meetings of the Board and all committees of the Board, in a nonvoting observer capacity.  For so long as Frazier, together with its Affiliates, continues to hold at least [***] of Series A Preferred Shares purchased by Frazier under the Purchase Agreement or an equivalent amount of Ordinary Shares issued upon conversion thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date), Frazier shall be entitled to appoint [***] (the “Frazier [***]”) to attend all meetings of the Board and all committees of the Board, in a nonvoting observer capacity.  For as long as Pivotal, together with its Affiliates, continues to hold at least [***] of Series A Preferred Shares purchased by

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Pivotal under the Purchase Agreement or an equivalent amount of Ordinary Shares issued upon conversion thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date), Pivotal shall be entitled to appoint [***] (the “Pivotal [***]”) to attend all meetings of the Board and all committees of the Board, in a nonvoting observer capacity.  For as long as Samsara and Versant, together with their respective Affiliates, continue to hold at least [***] of the aggregate number of Series A Preferred Shares purchased by Samsara and Versant under the Purchase Agreement or an equivalent amount of Ordinary Shares issued upon conversion thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date), Samsara and Versant shall be entitled to appoint, jointly and upon their mutual consent, [***] (the “Joint [***],” and collectively with the Chinook [***], the Frazier [***] and the Pivotal [***], collectively the “Observers” and each an “Observer”) to attend all meetings of the Board and all committees of the Board, in a nonvoting observer capacity.  The Company shall give each Observer copies of all notices, minutes, consents, and other materials that the Company provides to the Company’s directors at the same time and in the same manner as provided to such directors.  Each Observer shall agree to hold in confidence and trust all information so provided and may be excluded from that portion of a meeting of the Board or a subcommittee thereof to the extent that (a) the Board has reasonably determined in good faith that such Observer’s presence at such meeting or portion thereof would reasonably be expected to result in the disclosure of trade secrets or would be a conflict of interest, (b) the Board has reasonably determined in good faith that such Observer is a Competitor of the Company; provided, however, that such Observer shall not be deemed to be a Competitor solely because such representative is either a member or observer of the board of directors of a company that is a Competitor or (c) counsel to the Company has determined that such Observer’s presence at such meeting or portion thereof would result in the loss of the Company’s attorney-client privilege; provided that to the extent practical such Observer shall be notified in writing by the Company at least forty-eight (48) hours prior to the meeting of the exclusion and grounds on which the exclusion is based and provided further that the Company shall in good faith endeavor to ensure that meetings of the Board or committees thereof are conducted in such a manner as to minimize those portions during which such Observer shall be excluded, with a view to allowing such Observer to attend and observe such meetings to the maximum extent possible.  Each Observer shall be entitled to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings.

9.6Expenses.  The Company will promptly pay or reimburse each non-employee Director and each non-employee director of any Subsidiary Board for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings and otherwise performing their duties as directors and committee members.

9.7Alternates.  Subject to applicable Law, each Director shall be entitled to appoint an alternate to serve at any Board or Subsidiary Board meeting, and such alternate shall be permitted to attend all Board or Subsidiary Board meetings and vote on behalf of the director for whom she or he is serving as an alternate.

9.8Board Committees.  If and to the extent the Board or any Subsidiary Board establishes a committee or subcommittee thereof, each Investor Director shall have the right to be a member of such committee.

9.9D&O Insurance. The Company shall, within thirty (30) days after the Effective Date, purchase and thereafter maintain, directors’ and officers’ insurance on commercially reasonable and customary terms (including the coverage amount) acceptable to

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the Lead Investors, in relation to any person who is or was a Director or an officer of the Company, or who at the request of the Company is or was serving as a director or an officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, except to the extent otherwise agreed to in writing by the Lead Investors.  To the maximum extent permitted by the Law of the jurisdiction in which the Company is organized, the Company shall indemnify and hold harmless each of its Directors and shall comply with the terms of the Indemnification Agreements, and at the request of any Director who is not a party to an Indemnification Agreement, shall enter into an indemnification agreement with such Director in a similar form to the Indemnification Agreements.

9.10Executive Officers.  The Board will appoint, remove and determine the compensation for the chief executive officer and chief medical officer of the Group Company, by the affirmative votes of a simple majority of the Directors, excluding the CEO Director with respect to his or her appointment, removal or compensation approval.  The chief executive officer shall appoint, remove and determine the compensation for the other senior executives reporting to him or her, with consultation with and advice of the Board and its consent in the case of other C-suite executive, and shall be in charge of executing the day-to-day management of the Company and implementing the budget and operation plan.

10.Restriction on Transfers; Rights of First Refusal and Co-Sale Rights.

10.1Restriction on Transfers.

(a)Restricted Holders.  No Ordinary Shareholder (each a “Restricted Holder”), regardless of such Restricted Holder’s employment status with the Company, shall directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to (“Transfer”) all or any part of any interest (direct or indirect) in any Equity Securities of the Company now or hereafter owned or held by such Restricted Holder prior to a Qualified IPO, without the prior written consent of the Requisite Holders.

(b)Investors.  For the avoidance of doubt, the Investors may freely Transfer any Equity Securities of the Company now or hereafter owned or held by them without limitation; provided that (i) such Transfer is effected in compliance with all applicable Laws and (ii) the transferee shall execute and deliver an Adoption Agreement in substantially the form attached hereto as Schedule III and such other documents and take such other actions as may be necessary for the transferee to join in and be bound by the terms of this Agreement as an “Investor” (if not already a Party hereto) and a “Shareholder” upon and after such Transfer.  The Company will update its Register of Members upon the consummation of any such permitted Transfer.

(c)Prohibited Transfers Void.  Any Transfer of Equity Securities of the Company not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company or any other Party.

(d)No Indirect Transfers.  Each of the Restricted Holders agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Agreement, whether by holding the Equity Securities of the Company indirectly through

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another Person (including any holding vehicle of any Restricted Holder) or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person (including any holding vehicle of any Restricted Holder), or otherwise.  Each of the Restricted Holders further agrees that, so long as such Restricted Holder is bound by this Agreement, the Transfer, sale or issuance of any Equity Securities of any holding vehicle of any Restricted Holder without the prior written consent of the Requisite Holders shall be prohibited, and each such Restricted Holder agree not to make, cause or permit any Transfer, sale or issuance of any Equity Securities of any holding vehicle of any Restricted Holder without the prior written consent of the Requisite Holders.  Any purported Transfer, sale or issuance of any Equity Securities of any holding vehicle in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including any Restricted Holder) shall recognize any such Transfer, sale or issuance.

(e)Performance.  Each Restricted Holder irrevocably agrees to cause and guarantee the performance by or any holding vehicle of any Restricted Holder of all of their respective covenants and obligations under this Agreement.

(f)Cumulative Restrictions.  For purposes of clarity, the restrictions on transfer set forth in this Agreement on a Party are cumulative with, and in addition to, the restrictions set forth in each other agreement imposing restrictions on transfer by such Person of Equity Securities of the Company (collectively, the “Other Restriction Agreements”), if any, and not in lieu thereof.

(g)Exempt Transactions.  Regardless of anything else contained herein, this Section 10 shall not apply with respect to (i) any sale of Ordinary Shares made pursuant to Section 11, (ii) in the case of a Restricted Holder that is an entity, upon a transfer by such Restricted Holder to its stockholders, members, partners or other equity holders for no consideration, (iii) to a repurchase of Equity Securities from a Restricted Holder by the Company at a price no greater than that originally paid by such Restricted Holder for such Equity Securities and pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board, or (iv) the case of a Restricted Holder that is a natural person, any Transfer of any Equity Securities of the Company now or hereafter held by a Restricted Holder for no consideration to such Restricted Holder’s parents, children (natural or adopted), spouse (including any life partner or similar statutorily-recognized domestic partner), any direct lineal descendant of such Restricted Holder or his/her spouse (including any life partner or similar statutorily-recognized domestic partner), or to a trustee, executor, or other fiduciary for the benefit of such Restricted Holder’s parents, children, spouse for bona fide estate planning purposes (each such transferee, a “Permitted Transferee”, and collectively, the “Permitted Transferees”); provided that (x) such Transfer is effected in compliance with all applicable Laws, (y) respecting any transfer pursuant to clause (iv) above, the Restricted Holder has provided the Requisite Holders reasonable evidence of the bona fide estate planning purposes for such Transfer, and (z) each such Permitted Transferee, as a condition precedent and prior to the completion of the Transfer, shall have executed and delivered an Adoption Agreement in substantially the form attached hereto as Schedule III and such other documents in form and substance reasonably satisfactory to the Requisite Holders and take such other actions as may be necessary for the transferee to join in and be bound by the terms of this Agreement and the applicable Other Restriction Agreements as a Restricted Holder, with respect to the transferred Equity Securities; provided, further, that the Transferor shall remain liable for any breach by

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such Permitted Transferee of any provision under this Agreement and the applicable Other Restriction Agreements

(h)Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of this Section 10 shall not apply to the sale of any Equity Securities (a) to the public in a Qualified IPO; or (b) pursuant to a Deemed Liquidation Event.

(i)Prohibited Transferees. Notwithstanding the foregoing, no Restricted Holder shall transfer any Equity Securities to (a) any entity which, in the determination of the Board, is a Competitor; or (b) any customer, distributor or supplier of the Company, if the Board should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

10.2Rights of First Refusal.

(a)Transfer Notice.  To the extent the applicable consent of the Requisite Holders is given pursuant to Section 10.1, if any Restricted Holder (a “Transferor”) proposes to Transfer any Equity Securities of the Company or any interest therein to one or more third parties, then the Transferor shall give the Company and each Investor written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”) not later than forty-five (45) days prior to the consummation of the proposed Transfer, which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the identity and address of the prospective transferee (the “Transferee”) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made.  The Transfer Notice shall certify that the Transferor has received a definitive offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)Option of Company. To exercise its Right of First Refusal under this Section 10, the Company must deliver a written notice to the Transferor and the Investors within fifteen (15) days after delivery of the Transfer Notice specifying the number of Offered Shares to be purchased by the Company (the “Company Notice”). If the Company does not provide the Company Notice exercising its right of first refusal with respect to all Offered Shares, the Company must deliver a written notice to the Transferor and to each Investor to that effect no later than fifteen (15) days after the Transferor delivers the Transfer Notice to the Company. The Investors shall then have a secondary right of first refusal to purchase the Offered Shares pursuant to Section 10.2(c) below.

(c)Option of Investors.

(i)Each such Investor shall have an option for a period of twenty (20) Business Days following receipt of the Company Notice (the “Option Period”) to elect to purchase all or any portion of its respective ROFR Pro Rata Share (as defined below) of the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice, by notifying the Transferor in writing before expiration of the Option Period as to the number of such Offered Shares that it wishes to purchase.

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(ii)For the purposes of this Section 10.2(b), an Investor’s “ROFR Pro Rata Share” of the Offered Shares shall be equal to (A) the total number of the Offered Shares (not subscribed for by the Company pursuant to its primary right of first refusal), multiplied by (B) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares issued or issuable upon conversion of Preferred Shares or exercise of the Warrant, if applicable, that has become exercisable pursuant to the terms thereof held by such Investor on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares issued or issuable upon conversion of Preferred Shares or exercise of the Warrant, if applicable, that has become exercisable pursuant to the terms thereof held by all Investors on such date.

(iii)If any Investor fails to exercise its right to purchase its full ROFR Pro Rata Share of the Offered Shares, the Transferor shall deliver written notice thereof (the “Second Notice”), within five days after the expiration of the Option Period, to each Investor that elected to purchase its entire ROFR Pro Rata Share of the Offered Shares (an “Exercising Shareholder”).  The Exercising Shareholders shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Shares by notifying the Transferor and the Company in writing within ten Business Days after receipt of the Second Notice; provided, however, that if the Exercising Shareholders desire to purchase in aggregate more than the number of such unpurchased Offered Shares, then such unpurchased Offered Shares shall be allocated to the extent necessary among the Exercising Shareholders in accordance with their relative ROFR Pro Rata Shares (provided that, for purposes of this Section 10.2(c)(iii), the reference to “Investors” in the denominator contained in such definition shall be replaced with a reference to “Exercising Shareholders”).

(iv)Subject to applicable securities Laws, each Investor shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Investor notifies the Company and the Transferor in writing.

(d)Procedure.  If any Investor gives the Transferor notice that it desires to purchase Offered Shares, and, as the case may be, any re-allotment, then payment for the Offered Shares to be purchased shall be made by check (if agreeable to the Transferor), or by wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased, at a place agreed to by the Transferor and all the Exercising Shareholders (if they are purchasers) and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the thirtieth (30th) day after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing date with the prospective Transferee or unless the value of the purchase price has not yet been established pursuant to Section 10.2(e), in which case the closing shall be on such later date or as provided in Section 10.2(e).  The Company will update its Register of Members upon the consummation of any such Transfer.

(e)Valuation of Property.

(i)If the purchase price specified in the Transfer Notice will be payable in property, services or other non-cash consideration, the Investors, as applicable, shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property, services or non-cash consideration as determined in good faith by the Board.

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(ii)If the Transferor and the Exercising Shareholders cannot agree on such cash value within the Option Period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by agreement of such groups or, if they cannot agree on an appraiser within the Option Period, each such group shall select an appraiser of internationally recognized standing and such appraisers shall designate another appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(iii)The cost of such appraisal shall be shared equally by the Transferor, on the one hand, and the purchasers pro rata based on the number of Offered Shares such purchaser is purchasing, on the other hand.

(iv)If the value of the purchase price offered by the prospective transferee is not determined within thirty (30) days following the receipt of the Transfer Notice from the Transferor, the closing of the purchase of Offered Shares by the Exercising Shareholders shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Section 10.2(e).

10.3Right of Co-Sale.

(a)To the extent the Investors do not exercise their respective rights of first refusal as to all of the Offered Shares proposed to be sold by the Transferor to the Transferee identified in the Transfer Notice, the Transferor shall give notice thereof to each Investor not exercising any right of first refusal pursuant to Section 10.2 (the “Co-Sale Notice”) (specifying in such Co-Sale Notice the number of remaining Offered Shares as well as the number of Shares that such Shareholder may participate with), and each such Investor shall have the right to participate in such sale, to the Transferee identified in the Transfer Notice, of the remaining Offered Shares not purchased pursuant to Section 10.2, on the same terms and conditions as specified in the Transfer Notice (but in no event less favorable to the Transferor) by notifying the Transferor in writing within ten (10) Business Days following the date of the Co-Sale Notice (each such electing Investor, a “Selling Shareholder”).  Such Selling Shareholder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Shareholder wishes to sell under its right to participate.  To the extent one or more Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares that the Transferor may sell in the Transfer to the third party transferee identified in the Transfer Notice shall be correspondingly reduced.

(b)The total number of Equity Securities that each Selling Shareholder may elect to sell shall be equal to the product of (i) the aggregate number of the remaining Offered Shares being transferred to the third party transferee identified in the Transfer Notice after giving effect to the exercise of all rights of first refusal pursuant to Section 10.2, multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares issued or issuable upon conversion of Preferred Shares or exercise of the Warrant, if applicable, that has become exercisable pursuant to the terms thereof held by such Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including Ordinary Shares issued or issuable upon conversion of Preferred Shares or exercise of the Warrant, if applicable, that has become exercisable pursuant to the terms thereof) held by the Transferor and all Investors entitled to exercise their co-sale right hereunder.

(c)Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the Transferee, before the applicable

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closing, one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Shareholder elects to sell; provided, however, that if the Transferee objects to the delivery of Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Shareholder shall only deliver Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares) and certificates corresponding to such Ordinary Shares, and the Company shall effect any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d)The share certificate or certificates that a Selling Shareholder delivers to the Transferor pursuant to this Section 10.3 shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholder is entitled by reason of its participation in such sale.  The Company will update its Register of Members upon the consummation of any such Transfer.

(e)To the extent that any Transferee prohibits the participation by a Selling Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Shareholder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Shareholder such shares or other securities that such Selling Shareholder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

10.4Non-Exercise of Rights.

(a)If the Investors do not elect to purchase all of the Offered Shares in accordance with Section 10.2, then, subject to the right of the Investors to exercise their rights to participate in the sale of Offered Shares within the time periods specified in Section 10.3, the Transferor shall have a period of sixty (60) days from the expiration of the Option Period in which to sell the remaining Offered Shares to the Transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, so long as any such sale is effected in accordance with all applicable Laws.  The Parties agree that each such transferee, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Transferor, and the Transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

(b)In the event the Transferor does not consummate the sale of such Offered Shares to the third party transferee identified in the Transfer Notice within the sixty (60)-day period, the rights of the Investors under Section 10.2 and Section 10.3 shall be re-invoked and shall be applicable to each subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(c)The exercise or non-exercise of the rights of the Investors under this Section 10 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases

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from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

(d)No Equity Securities shall be transferred by the Transferor or any Selling Shareholder pursuant to Section 10.3 if such Transfer, in a single transaction or a series of related transactions, will result in the change of the Control over the Company to be acquired by any Exercising Shareholder or Transferee unless such Transferee offers in writing to purchase all of the issued and outstanding Equity Securities of the Company, in which even the aggregate consideration payable by such Transferee shall be distributed pursuant to Article 3.2 of the Memorandum and Articles.

10.5Prohibited Transfers.  In the event the Transferor should sell any Equity Securities in contravention of the co-sale rights of the Investors under Section 10.3 (a “Prohibited Transfer”), the Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Transferor shall be bound by the applicable provisions of such option.

(a)Put Option.  In the event of a Prohibited Transfer, each Investor shall have the right to sell to the Transferor the type and number of Equity Securities equal to the number of Equity Securities such Investor would have been entitled to transfer to the third-party transferee under Section 10.3 had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof.  Such sale shall be made on the following terms and conditions.

(i)The price per share at which the shares are to be sold to the Transferor shall be equal to the price per share paid by the third-party transferee to the Transferor in the Prohibited Transfer.  The Transferor shall also reimburse each Investor for any and all reasonable fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Investor’s rights under this Section 10.

(ii)Within ninety (90) days after the later of the dates on which an Investor (x) received notice of the Prohibited Transfer or (y) otherwise becomes aware of the Prohibited Transfer, such Investor shall, if exercising the option created hereby, deliver to the Transferor an instrument of transfer and either the certificate or certificates representing shares to be sold under this Section 10.5 by such Investor, each certificate to be properly endorsed for transfer, or an affidavit of lost certificate.  The Transferor shall, upon receipt of the foregoing, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, in cash by wire transfer of immediately available funds or by other means acceptable to such Investor.  The Company will concurrently therewith record such transfer on its books and update its Register of Members and will promptly thereafter and in any event within five days reissue certificates, as applicable, to the Transferor and the Investor reflecting the new securities held by them giving effect to such transfer.

(b)Voidability of Prohibited Transfer. Notwithstanding anything to the contrary contained herein and the rights afforded to the Investor in this Section 10.5, any attempt by a Transferor to transfer Equity Securities in violation of this Section 10 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Requisite Holders.

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10.6[***].

11.Drag-Along Rights.

11.1Drag-Along Obligations.  If the Requisite Holders (collectively, the “Drag Holders”) and the Board approve a Deemed Liquidation Event or Share Sale, whether structured as a merger, reorganization, asset sale, share sale, sale of control of the Company or otherwise (collectively, the “Approved Sale”), to any Person that is not a Drag Holder or an Affiliate of any Drag Holder, then at the request of the Drag Holders, the Company shall promptly notify each other Shareholder in writing of such approval and the material terms and conditions of such proposed Approved Sale, whereupon each such Shareholder shall, in accordance with instructions received from the Company at the direction of the Drag Holders:

(a)if such transaction requires shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Approved Sale (together with any related amendment or restatement to the Memorandum and Articles required to implement such Approved Sale) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Approved Sale;

(b)if such transaction is a Share Sale, to sell the same proportion of capital shares of the Company beneficially held by such Shareholder as is being sold by the Drag Holders to the Person to whom the Drag Holders propose to sell their Shares, and, except as permitted in Section 11.2, on the same terms and conditions as the other Shareholders of the Company;

(c)to execute and deliver all related documentation and take such other action in support of the Approved Sale as shall reasonably be requested by the Company or the Drag Holders in order to carry out the terms and provision of this Section 11.1, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)not to deposit, and to cause their Affiliates not to deposit, except as provided in the Articles, any Shares owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Approved Sale;

(e)to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Approved Sale, or (ii) asserting any claim or commencing any suit (A) challenging the Approved Sale or this Agreement or (B) alleging a breach of any fiduciary duty of the Drag Holders or any Affiliate or Associate thereof (including aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Approved Sale, or the consummation of the transactions contemplated thereby;

(f)if the consideration to be paid in exchange for the Shares pursuant to this Section 11.1 includes any securities and due receipt thereof by any Shareholder would require

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under applicable Law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g)in the event that the Drag Holders, in connection with such Approved Sale, appoint a shareholder representative (the “Shareholder Representative”) with respect to matters affecting the Shareholders under the applicable definitive transaction agreements following consummation of such Approved Sale, (i) to consent to (A) the appointment of such Shareholder Representative, (B) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (C) the payment of such Shareholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such Approved Sale and its related service as the representative of the Shareholders, and (ii) not to assert any claim or commence any suit against the Shareholder Representative or any other Shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative, within the scope of the Shareholder Representative’s authority, in connection with its service as the Shareholder Representative, absent fraud, bad faith, gross negligence or willful misconduct.

11.2Notwithstanding anything to the contrary set forth herein, a Shareholder will not be required to comply with Section 11.1 in connection with any proposed Approved Sale, unless:

(a)any representations and warranties to be made by such Shareholder in connection with such Approved Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including representations and warranties that (i) the Shareholder holds all right, title and interest in and to the Shares such Shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Shareholder have been duly executed by the Shareholder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Shareholder in accordance with their respective terms, and (iv) neither the execution and delivery of documents to be entered into by the Shareholder in connection with the transaction, nor the performance of the Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Shareholder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Shareholder;

(b)such Shareholder is not required to agree (unless such Shareholder is a Company officer or employee) to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to such Approved Sale or any release of claims other than a release in customary form of claims arising solely in such Shareholder’s capacity as a shareholder of the Company;

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(c)such Shareholder and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that the Shareholder may be required to agree to terminate the investment-related documents between or among such Shareholder, the Company and/or other shareholders of the Company;

(d)the Shareholder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with such Approved Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any shareholder of any of identical representations, warranties and covenants provided by all shareholders);

(e)liability shall be limited to such Shareholder’s applicable share (determined based on the respective proceeds payable to each Shareholder in connection with such Approved Sale in accordance with the provisions of the Memorandum and Articles) of a negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration otherwise payable to such Shareholder in connection with such Approved Sale, except with respect to claims related to fraud by such Shareholder, the liability for which need not be limited as to such Shareholder;

(f)upon the consummation of such Approved Sale, (i) each holder of each class or series of the capital shares of the Company will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, and if any holders of any capital shares of the Company are given a choice as to the form of consideration to be received as a result of such Approved Sale, all holders of such capital shares will be given the same option, (ii) each holder of a series of Preferred Shares will receive the same amount of consideration per share of such series of Preferred Shares as is received by other holders in respect of their shares of such same series, (iii) each holder of Ordinary Shares will receive the same amount of consideration per share of Ordinary Shares as is received by other holders in respect of their shares of Ordinary Shares, and (iv) unless waived pursuant to the terms of the Memorandum and Articles and as may be required by law, the aggregate consideration receivable by all holders of the Preferred Shares and Ordinary Shares shall be allocated among the holders of Preferred Shares and Ordinary Shares on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Shares and the holders of Ordinary Shares are entitled in a Deemed Liquidation Event (assuming for this purpose that such Approved Sale is a Deemed Liquidation Event) in accordance with the Memorandum and Articles in effect immediately prior to such Approved Sale; provided, however, that, notwithstanding the foregoing provisions of this Section 11.2(f), if the consideration to be paid in exchange for the Shares held by any Shareholder pursuant to this Section 11.2(f) includes any securities and due receipt thereof by any Shareholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares held by the Shareholder, which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Shareholder

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would otherwise receive as of the date of the issuance of such securities in exchange for the Shares held by the Shareholder; and

(g)subject to Section 11.2(f), requiring the same form of consideration to be available to the holders of any single class or series of capital shares, if any holders of any capital shares of the Company are given an option as to the form and amount of consideration to be received as a result of such Approved Sale, all holders of such capital shares will be given the same option; provided, however, that nothing in this Section 11.2(g) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Shareholders

11.3Restrictions on Sales of Control of the Company. No Shareholder shall be a party to any Share Sale unless (a) all Preferred Shareholders are allowed to participate in such transaction(s) and (b) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Memorandum and Articles as in effect immediately prior to such Share Sale (as if such transaction(s) were a Deemed Liquidation Event), unless the Requisite Holders elect to allocate the consideration differently by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

12.Legend.

12.1Each existing or replacement certificate for Equity Securities of the Company now owned or hereafter acquired by a Party and their permitted transferees shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER PARTIES THERETO.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

12.2The Company may annotate its Register of Members with an appropriate, corresponding legend.  At such time as Equity Securities are no longer subject to this Agreement, the Company shall, at the request of the holder of such Equity Securities, issue replacement certificates for such Equity Securities without such legend.  In order to ensure compliance with the terms of this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

13.Additional Covenants.

13.1Anti-corruption, Anti-sanction and Anti-money Laundering Undertakings.  Promptly following the Closing, each Group Company shall:

(a)maintain an anti-corruption compliance program reasonably designed to prevent the violation of applicable Anti-Corruption Laws, including a code of conduct of the Group Companies (including a written travel and entertainment policy).  The anti-corruption

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compliance program shall include (i) written anti-corruption and anti-bribery policies and procedures that are reasonably designed to ensure compliance with applicable Laws, (ii) routine and periodic compliance trainings for the employees conducted by the Company or by a third party, (iii) the maintenance of internal controls sufficient to prevent, detect and deter violations of applicable Anti-Corruption Laws, (iv) risk-based diligence on relevant third parties and, where appropriate, compliance terms in third party contracts, (v) measures reasonably designed to ensure that any health care professionals, Public Officials, consultants or other relevant third parties retained by any Group Company are paid fair market value, and mitigate any improper conflict of interest or corruption risks associated therewith, (vi) measures reasonably designed to mitigate anti-corruption risks associated with  product donations or other charitable donations, (vii) measures reasonably designed to mitigate anti-corruption risks associated with  the provision of gifts, meals, entertainment, travel or lodging to third parties, (viii) adequate resources and employees expertise dedicated to ethics and anticorruption compliance and (ix) periodic internal audits or reviews to assess the compliance program’s effectiveness;

(b)comply in all material respects with all Anti-Corruption Laws; provided that without limiting the generality of the foregoing, each of the Group Companies shall not violate, and shall use reasonable best efforts to prevent any of the Group Companies or any of its Representatives, acting for or on behalf of the foregoing (the “Group Affiliates”) from violating, any Anti-Corruption Laws;

(c)maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) that are reasonably designed to ensure compliance with Anti-Corruption Laws;

(d)not directly or indirectly use the proceeds of this transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person for the purpose of (i) funding or facilitating any activities or business of or with any person towards any sales or operations in any Sanctioned Country or (ii) funding any operations or financing any investments in, or make any payments to, any person targeted by or subject to any Sanctions; and

(e)operate at all times in compliance with applicable anti-money laundering statutes of all applicable jurisdictions, including Chinese and U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency.

13.2Incentive Plan.  Unless otherwise approved by the Board, all shares, options or other securities or awards granted or issued under the Incentive Plan shall vest for a period of four years, with the first twenty-five percent (25%) of such shares or shares underlying the options or other securities or awards to vest as of the first anniversary of the vesting commencement date and the remaining to vest in twelve (12) equal installments over the next twelve (12) quarters, subject generally to the recipient continuing to be an employee of, or otherwise provide services to, a Group Company.

13.3Employee Matters. Unless otherwise approved by the Board, the each Group Company will cause (i) each Person now or hereafter employed by it or by any other Group Company (or engaged by a Group Company as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure, proprietary rights assignment and non-solicitation agreement. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced

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agreements or any restricted stock agreement between the Company and any employee, without the consent of the Board.

13.4No Avoidance; Voting Trust.  The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, and the Company will at all times in good faith assist and take action as appropriate in the carrying out of all of the provisions of this Agreement.  Each holder of Shares agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares in a voting trust or other similar arrangement.

13.5United States Tax Matters.

(a)None of the Group Companies will take any action inconsistent with its treatment of the Company as a corporation for U.S. federal income tax purposes or elect to be treated as an entity other than a corporation for U.S. federal income tax purposes.

(b)The Company shall use, and shall cause each of its Subsidiaries to use, its best efforts to arrange its management and business activities in such a way that the Company and each of its Subsidiaries are not treated as residents for tax purposes, or is otherwise subject to income tax in, a jurisdiction other than the jurisdiction in which they have been organized.

(c)The Company shall use its best effort to avoid future status of the Company or any of its Subsidiaries as a PFIC.  Within 45 days from the end of each taxable year of the Company, the Company shall determine, in consultation with a reputable accounting firm, whether the Company or any of its Subsidiaries was a PFIC in such taxable year (including whether any exception to PFIC status may apply).  If the Company determines that the Company or any of its Subsidiaries was a PFIC in such taxable year (or if a Governmental Authority or an Investor informs the Company that it has so determined), it shall, within 60 days from the end of such taxable year, provide the following information to each holder of Preferred Shares that is a United States Person (“Direct U.S. Investor”) and each United States Person that holds either direct or indirect interest in such holder (“Indirect U.S. Investor”) (hereinafter, collectively referred to as a “PFIC Shareholder”): (i) all information reasonably available to the Company to permit such PFIC Shareholder to (1) accurately prepare its U.S. tax returns and comply with any other reporting requirements , if any, arising from its investment in the Company and relating to the Company or any of its Subsidiaries’ classification as a PFIC and (2) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company (or any of its Subsidiaries); and (ii) a completed “PFIC Annual Information Statement” as described under Treasury Regulation Section 1.1295-1(g).  The Company shall be required to provide the information described above to an Indirect U.S. Investor only if the relevant holder of Preferred Share requests in writing that the Company provide such information to such Indirect U.S. Investor.

(d)The Company shall use its best efforts to avoid future status of the Company or any of its Subsidiaries as a CFC.  Upon written request of a holder of Preferred Shares from time to time, the Company will promptly provide in writing such information concerning its shareholders and the direct and indirect interest holders in each shareholder sufficient for such holder of Preferred Shares to determine whether the Company is a CFC.  In the event that the Company does not have in its possession all the information necessary for

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the holder of Preferred Shares to make such determination, the Company shall promptly procure such information from its shareholders.  The Company shall, upon written request of a holder of Preferred Shares, furnish on a timely basis all information requested by such holder to satisfy its (or any Indirect U.S. Investor’s) U.S. federal income tax return filing requirements, if any, arising from its investment in the Company and relating to the Company or any of its Subsidiaries’ classification as a CFC.  The Company and each of its Subsidiaries shall use their commercially reasonable best efforts to avoid generating for any taxable year in which the Company or any of its Subsidiaries is a CFC, income that would be includible in the income of such holder of Preferred Shares (or any Indirect U.S. Investor) pursuant to Section 951 of the Code.

(e)The Company shall comply and shall cause each of its Subsidiaries to comply with all record-keeping, reporting, and other requirements that a holder of Preferred Shares inform the Company are necessary to enable such holder to comply with any applicable U.S. tax rules.  The Company shall also provide each holder of Preferred Shares with any information reasonably requested by such holder of Preferred Shares to enable such holder to comply with any applicable U.S. tax rules.

(f)The cost incurred by the Company in providing the information that it is required to provide, or is required to cause to be provided, and the cost incurred by the Company in taking the action, or causing the action to be taken, as described in this Section 13.5 shall be borne by the Company.

13.6Confidentiality.

(a)The terms and conditions of the Transaction Documents and all exhibits, restatements and amendments hereto and thereto (collectively, the “Confidential Information”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except as permitted in accordance with the provisions set forth below.

(i)Press Release.  None of the Parties shall issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated herein and therein without obtaining the prior written consent of the Company and the Requisite Holders, or use the name of any other Party or any of its Affiliates without obtaining in each instance the prior written consent of such other Party, in each instance such consent not to be unreasonably withheld.

(ii)Permitted Disclosure.  Notwithstanding the foregoing, each Party may disclose Confidential Information or permit the disclosure of Confidential Information (A) to its Representatives on a need-to-know basis for the performance of its obligations in connection herewith so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof and such Person is subject to appropriate nondisclosure obligations, (B) in the case of the Investors, to its auditors, counsel, professional advisors, directors, officers, employees, fund manager, shareholders, partners and Affiliates, and (C) to its current or bona fide prospective investors, investment bankers and any Person otherwise providing debt or equity financing to such Party so long as the Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof and such Person is subject to appropriate nondisclosure obligations.

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(iii)Legally Compelled Disclosure.  If any Party is requested or becomes legally compelled (including pursuant to any applicable tax, securities or other Laws and regulations of any jurisdiction, or by subpoena or any requirement by any Governmental Authority) to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Section 13.6, such Party shall, to the extent legally permissible, promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(iv)Other Exceptions.  The confidentiality obligations of the Parties set out in this Section 13.6 shall not apply to (A) information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party hereto or, after it was furnished to that Party, entered the public domain otherwise than as a result of a breach by that Party of this Section 13.6, (B) is or has been independently developed or conceived by a Party without use of the confidential information of any other Party, or (C) is or has been made known or disclosed to a Party by another Person without a breach of any obligation of confidentiality such Person may have to the subject Party.

(b)The provisions of this Section 13.6 shall supersede and replace the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby, including any term sheet, letter of intent, memorandum of understanding or other similar agreement entered into by the Company and any Investors in respect of the transactions contemplated hereby.

(c)Each Party agrees to use, and to use commercially reasonable efforts to ensure that its authorized representatives use, the same degree of care as such recipient uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies in writing as being proprietary, confidential or like trade secrets except such information pursuant to this Section 13.6.

13.7Right to Conduct Activities.  The Company hereby agrees and acknowledges that each of Frazier, Pivotal, Samsara and Versant (together with its respective Affiliates) is a professional investment fund or company, and as such reviews the business plans and related proprietary information of many enterprises and invests capital in numerous portfolio companies, some of which may be deemed competitive directly or indirectly with the Group Companies’ businesses as currently conducted or as currently propose to be conducted. Nothing in this Agreement shall preclude or in any way restrict Frazier, Pivotal, Samsara, Versant or any of its respective Affiliates from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Group Companies.  The Company hereby agrees that, to the extent permitted under applicable Law, none of Frazier, Pivotal, Samsara, Versant or any of its respective Affiliates shall be liable to any Group Company for any claim arising out of, or based upon, (a) the investment by Frazier, Pivotal, Samsara, Versant or any of its respective Affiliates in any entity competitive with the Company, or (b) actions taken by any partner, officer, employee or other representative of Frazier, Pivotal, Samsara, Versant or any of its respective Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such

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action has a detrimental effect on any Group Company; provided, however, that the foregoing shall not relieve (i) Frazier, Pivotal, Samsara, Versant or any of its respective Affiliates from liability associated with the unauthorized disclosure of any Group Company’s confidential information obtained pursuant to this Agreement, or (ii) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

13.8Non-Solicitation.  Each Shareholder agrees that, for as long as such Shareholder continues to hold any Share, neither such Shareholder nor any of its Representatives (collectively, a “Restricted Party”) will, directly or indirectly, solicit the services of or employ, as employee, consultant or otherwise, the [***] (each, a “Covered Employee”); provided, however, that the foregoing shall not preclude any Restricted Party from (a) conducting any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any Covered Employee or hiring or engaging any Covered Employee as a result of such general solicitation or (b) soliciting or hiring or engaging any Covered Employee who has been terminated without cause by any Group Company at least [***] prior to commencement of any solicitation by the Restricted Party; provided, further, that none of the current and future portfolio companies of any Restricted Party shall be restricted with respect to any Covered Employee by this Section 13.8 so long as such portfolio company does not solicit for employment or other engagement the applicable Covered Employee at the direction of or with encouragement by, or on the basis of information with respect to the applicable Covered Employee obtained from, such Restricted Party.

14.Miscellaneous.

14.1Termination.  This Agreement shall terminate upon mutual consent of the Parties hereto.  The provisions of Sections 7, 8, 9, 10, 11 and 13 (other than Sections 13.6 through 13.8) shall terminate upon the earlier to occur of (a) immediately prior to the consummation of the Qualified IPO and (b) the consummation of a Deemed Liquidation Event and completion of full payment and/or distribution of the proceeds, assets or funds to the shareholders of the Company in accordance with the Memorandum and Articles Association.  If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement (including those under Sections 2 through 6, Section 12, Sections 13.6 through 13.8 and Section 14).  If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

14.2Further Assurances.  Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

14.3Assignments and Transfers; No Third Party Beneficiaries.  Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, permitted assigns and legal representatives, but shall not otherwise be for the benefit of any third party.  The rights of any Investor hereunder (including registration rights) are assignable (together with the related obligations) in connection with the transfer of Equity Securities of

42	Shareholders Agreement

the Company held by such Investor but only to the extent of such transfer.  This Agreement and the rights and obligations of each other Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties except as expressly provided herein.

14.4Ordinary Shareholders.  In the event that after the Effective Date, the Company issues Ordinary Shares to any Person, including Ordinary Shares issued upon exercise of options to purchase Ordinary Shares, following which such Person holds Shares constituting 1% or more of Ordinary Shares on a Fully-Diluted Basis, the Company shall, as a condition to such issuance, cause such employee or consultant to execute an Adoption Agreement in the form attached hereto as Schedule III, agreeing to be bound by and subject to the terms of this Agreement as a Party, an “Ordinary Shareholder” and a “Shareholder,” and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to an “Ordinary Shareholder” and “Shareholder.”

14.5Governing Law.  This Agreement shall be governed by and construed under the Laws of New York, without regard to principles of conflict of laws thereunder.

14.6Dispute Resolution.

(a)Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof (a “Dispute”), shall be finally resolved by binding arbitration administered in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) then in effect.  Judgment on the arbitration award may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the ICC Rules.  Arbitration proceedings shall be held in New York, and the language of the arbitration proceedings shall be English.

(b)The arbitration shall be conducted by a panel of three arbitrators, knowledgeable in the subject matter that is in dispute.  Each Party shall name one arbitrator.  The chairman shall be selected by mutual nomination by the co-arbitrators within thirty (30) days after confirmation or appointment of the last of the co-arbitrators to be confirmed or appointed, or, failing such mutual nomination, shall be selected according to the ICC Rules.  No arbitrator shall be or have been an Affiliate, employee, consultant, officer, director or stockholder of either Party or of an Affiliate of either Party, or have a conflict of interest under applicable rules of ethics.

(c)Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.

(d)The decision by the arbitrators will be binding and conclusive upon the Parties, their successors and permitted assigns and the Parties will comply with such decision in good faith.  The Parties expressly exclude any and all rights to appeal, set aside or otherwise challenge an award by the arbitrators, insofar as such exclusion can validly be made.  The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and

43	Shareholders Agreement

attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration.

(e)All aspects of the arbitration shall be treated as confidential.  Except to the extent necessary to confirm an award or as may be required by Law or the rules of any stock exchange, neither Party nor its representatives nor a witness nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

14.7Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on such Party’s signature page hereto (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this Section 14.7).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (a) delivery (or when delivery is refused) and (b) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.  Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

14.8Rights Cumulative; Specific Performance.  Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.  Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

14.9Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or

44	Shareholders Agreement

unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

14.10Amendments and Waivers.  Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Company and the Requisite Holders; provided, however, that (a) any provision that specifically and expressly gives a right to a named Investor shall not be amended or waived without the prior written consent of such named Investor; (b) without limiting the generality of the foregoing clause (a), the definition of “Competitor” in Section 1.1, Section 9.1(a)(i), the first sentence of Section 9.5 and this clause (b) shall not be amended or waived without the prior written consent of Chinook for as long as Chinook, together with its Affiliates, continues to hold at least [***] of Series A Preferred Shares purchased by Chinook under the Purchase Agreement or an equivalent amount of Ordinary Shares issued upon conversion thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date); (c) without limiting the generality of the foregoing clause (a), the definition of “Competitor” in Section 1.1, Section 9.1(a)(ii), the second sentence of Section 9.5 and this clause (c) shall not be amended or waived without the prior written consent of Frazier for as long as Frazier, together with its Affiliates, continues to hold at least [***] of Series A Preferred Shares purchased by Frazier under the Purchase Agreement or an equivalent amount of Ordinary Shares issued upon conversion thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date); (d) without limiting the generality of the foregoing clause (a), the definition of “Competitor” in Section 1.1, Section 9.1(a)(iii), the third sentence of Section 9.5 and this clause (d) shall not be amended or waived without the prior written consent of Pivotal for as long as Pivotal, together with its Affiliates, continues to hold at least [***] of Series A Preferred Shares purchased by Pivotal under the Purchase Agreement or an equivalent amount of Ordinary Shares issued upon conversion thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date); and (e) without limiting the generality of the foregoing clause (a), the definition of “Competitor” in Section 1.1, the fourth sentence of Section 9.5 and this clause (e) shall not be amended or waived without the prior written consent of Samsara and Versant for as long as Samsara and Versant, together with their respective Affiliates, continue to hold at least [***] of the aggregate number of Series A Preferred Shares purchased by Samsara and Versant under the Purchase Agreement or an equivalent amount of Ordinary Shares issued upon conversion thereof (as adjusted for any share dividends, combinations, reclassifications or splits effected after the Effective Date). Notwithstanding the foregoing, any Party hereunder may waive any of its rights hereunder without obtaining the consent of any other Party.  Notwithstanding anything to the contrary contained herein, (i) this Agreement may not be amended and the observance of any term hereof may not be waived if such amendment or waiver by its terms treats an Investor adversely and in a manner materially different and disproportionate from the other Investors without the written consent of such adversely affected Investor, and (ii) Schedules I and II attached hereto may be amended by the Company from time to time in accordance with the Purchase Agreement to add information regarding additional Investor or pursuant to Section 14.3 or 14.4 to add information about Ordinary Shareholder or permitted transferees without the consent of the other Parties.  Any amendment or waiver effected in accordance with this Section 14.10 shall be binding upon all the Parties.  The Company shall give prompt written notice of any amendment or modification hereof or waiver hereunder to any Party that did not consent in writing to such amendment, modification or waiver.

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14.11No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

14.12Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

14.13No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

14.14Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

14.15Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Charter Documents and the Purchase Agreement constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof, and supersede all other agreements between or among any of the Parties with respect to the subject matter hereof.

14.16Control. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

14.17Aggregation of Shares.  All Shares held or acquired by any Affiliates shall be aggregated together for the purpose of determining the availability of any rights of any Investor under this Agreement.

14.18Adjustments for Share Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of Shares of the Company, then, upon the occurrence of any

46	Shareholders Agreement

subdivision, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding shares of such class or series of Shares by such subdivision, combination or share dividend.

14.19Grant of Proxy.  Upon the failure of any Shareholder to vote the Equity Securities of the Company held thereby or to implement the provisions hereof, such Shareholder hereby grants to a Person designated by the Company a proxy coupled with an interest in all Equity Securities of the Company held by such Shareholder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 14.19 is amended to remove such grant of proxy in accordance with Section 14.10, to vote all such Equity Securities to implement the provisions of and to achieve the purposes of this Agreement.

14.20Independent Nature of Investors’ Obligations and Rights.  The obligations and liabilities (including for all claims, losses, costs or damages, including attorneys’ and accountants’ fees and expenses and costs of any nature whatsoever) of each Investor under this Agreement are several and not joint, and no Investor is responsible in any way for the performance or conduct of the other parties in connection with the transactions contemplated hereby.  Nothing contained herein and no action taken by any Investor pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the other Investors.  Each Investor agrees that no other party has acted as an agent for such Investor in connection with the transactions contemplated hereby.

[Signature Pages Follow]

47	Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY
SanReno Therapeutics Holdings Limited
By:	/s/ Jing Qian
Name: Jing Qian
Title: Director

Address:
Suite 2503, 25F, Tower 2, Century Link,
1196 Century Avenue, Shanghai 200122,
People’s Republic of China

HK SUBSIDIARY

SanReno Therapeutics (Hong Kong) Limited

By:	/s/ Jing Qian
Name: Jing Qian
Title: Director

Address:
Suite 2503, 25F, Tower 2, Century Link,
1196 Century Avenue, Shanghai 200122,
People’s Republic of China

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INVESTOR:

Chinook Therapeutics, Inc.

By:	/s/ Eric Dobmeier
Name: Eric Dobmeier
Title: Chief Executive Officer

Address:	400 Fairview Avenue North
9th Floor
Seattle, WA 98109 Seattle, WA 98109

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INVESTOR:

Frazier Life Sciences X, L.P.

By:	FHMLS X, L.P.
Its general partner

By:	FHMLS X, L.L.C.
Its general partner

By:	/s/ Patrick Heron
Name: Patrick Heron
Title: Managing Director

Address for Notice:

Frazier Life Sciences X, L.P.
Attn: Patrick Heron
70 Willow Rd, Suite 200
Menlo Park, CA 94025

With a copy to:

Frazier Life Sciences X, L.P.
Attn: Chief Financial Officer
Two Union Square
601 Union St., Suite 3200
Seattle, WA 98101

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INVESTOR:

Greatest Guide Limited

By:	/s/ Jing Qian
Name: Jing Qian
Title: Director

Address:
Suite 2503, 25F, Tower 2, Century Link,
1196 Century Avenue, Shanghai 200122,
People’s Republic of China

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INVESTOR:

Versant Vantage II, L.P.

By:	Versant Vantage II GP, L.P.
By:	Versant Vantage II GP-GP, LLC
Its: General Partner

By:	/s/ Robin Praeger
Name: Robin Praeger
Title: Managing Director
Address:
One Sansome Street, Suite 3630
San Francisco, CA 94104

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INVESTOR:

Samsara BioCapital, L.P.

By:	Samsara BioCapital GP, LLC,
General Partner

By:	/s/ Srinivas Akkaraju
Name: Srinivas Akkaraju, MD, PhD
Title: Managing Member

Address: 628 Middlefield Road
Palo Alto, CA 94301

Email:[***]

[Signature Page to Shareholders Agreement]

SCHEDULE I

LIST OF INVESTORS

1.	Chinook Therapeutics, Inc.
2.	Frazier Life Sciences X, L.P.
3.	Greatest Guide Limited
4.	Versant Vantage II, L.P.
5.	Samsara BioCapital, L.P.

[SCHEDULE I]	Shareholders Agreement

SCHEDULE II

ORDINARY SHAREHOLDERS

[SCHEDULE I]	Shareholders Agreement

278534135v.3

SCHEDULE III

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Shareholders Agreement dated as of [●], 2021 (the “Agreement”), by and among the Company and certain other parties thereto, as such Agreement may be amended or amended and restated hereafter.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1Acknowledgement.  Holder acknowledges that Holder is acquiring certain Shares for one of the following reasons (Check the correct box):

☐

As a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Shareholder” for all purposes of the Agreement.

☐

As a transferee of Shares from a party in such party’s capacity as an “Ordinary Shareholder” bound by the Agreement, and after such transfer, Holder shall be considered an “Ordinary Shareholder” and a “Shareholder” for all purposes of the Agreement.

☐	As a new Investor, in which case Holder will be an “Investor” and a “Shareholder” for all purposes of the Agreement.
☐	In accordance with Section 14.4 of the Agreement, as a new party who is not a new Investor, in which case Holder will be an “Ordinary Shareholder,” “Shareholder” for all purposes of the Agreement.

1.2Agreement.  Holder hereby (a) agrees that the Shares and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3Notice.  Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	SanReno Therapeutics Holdings Limited
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number:

[SCHEDULE I]	Shareholders Agreement

278534135v.3